EXHIBIT 99.1

Robert F. Cavanaugh Elected to Hershey Foods Board of Directors

HERSHEY, Pa., October 7, 2003 - Robert F. Cavanaugh, Managing Director, DLJ Real Estate Capital Partners, has been elected to the Hershey Foods Board of Directors, effective October 7, 2003. Cavanaugh also serves on the boards of the Hershey Trust Company and Milton Hershey School and is Co-Chair of the Milton Hershey School's Investment Committee.

In announcing the election, Richard H. Lenny, Chairman, President and Chief Executive Officer, Hershey Foods, said, "I'm pleased to have someone of Bob's caliber join the Hershey Foods Board of Directors. His expertise and guidance will be invaluable as we continue implementing our value-enhancing strategy."

Cavanaugh was named Managing Director of DLJ Real Estate Capital Partners, a subsidiary of Credit Suisse First Boston, in 2000. He is responsible for sourcing, structuring and executing principal investments for this $1.2 billion real estate private equity fund. Cavanaugh also serves on the fund's Investment Committee.

Credit Suisse First Boston (CSFB) is a leading global investment bank serving institutional, corporate, government and high net worth clients. CSFB's businesses include securities underwriting, sales and trading, investment banking, private equity, financial advisory services, investment research, venture capital and asset management. It operates in more than 69 locations across more than 34 countries on five continents. The firm is a unit of Zurich-based Credit Suisse Group, a leading global financial services company.

Prior to joining Credit Suisse First Boston, Cavanaugh was the Managing Director of Real Estate Investment Banking, Bankers Trust Company. He also has held leadership positions in investment banking with LaSalle Partners Limited and Goldman, Sachs and Company.

Cavanaugh, a Milton Hershey School graduate, received a bachelor's degree in economics from Wharton School of Business at the University of Pennsylvania, and a master of business administration in management from Harvard Graduate School of Business Administration. Cavanaugh also serves on the Board of Directors of the Neighborhood Youth Association, Los Angeles, CA.

Hershey Foods Corporation (NYSE:HSY) is the leading North American manufacturer of quality chocolate and non-chocolate confectionery and chocolate-related grocery products. Some of the company's most popular products include Hershey's® chocolate and chocolate with almonds bars, Hershey's® Kisses® brand chocolates, Reese's® peanut butter cups, Jolly Rancher® and Twizzlers® candies, Hershey's® cocoa, and Hershey's® syrup. The company also is a market leader in the gum and mint category, with such well-known brands as Ice Breakers®, Breath Savers®, and Bubble Yum®.

Media Contact: Christine M. Dugan (717) 508-3238

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